UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant          Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
Northrop Grumman Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 8, 2019
CA 19 - 13

Important Information Regarding Your Northrop Grumman Shares - Your Vote Is Important

To Northrop Grumman Employees:

The company’s 2019 Annual Meeting of Shareholders will be held Wednesday, May 15, and will be webcast live on www.northropgrumman.com. Many of you hold Northrop Grumman shares through one of the company savings plans. This announcement is to encourage you to vote all of your shares if you have not done so already. Your vote is important, and your input is valued.

The voting deadline for participants in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program for the company’s 2019 Annual Meeting of Shareholders is Sunday, May 12, at 11:59 p.m. Eastern.

To cast your vote, please visit www.envisionreports.com/NOC and follow the instructions. It is important to vote all of your Northrop Grumman shares held in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program.

Note that you may receive multiple communications (electronically and/or by mail) containing proxy materials and voting instructions for each type of account in which you hold shares of Northrop Grumman stock. Review each communication carefully as it is likely not a duplicate and be sure to vote all of your shares in each of your accounts.

On Friday, March 29, you should have received an email notification from Northrop Grumman’s transfer agent, Computershare, sent to your email address on record (either your personal or company address), containing instructions for viewing the proxy statement and annual report, and for voting your shares.

If you did not receive an email notification, or wish to change your vote, contact Computershare at 877-498-8861.

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